Exhibit 99.01

Symantec Completes Sale of Enterprise Security Assets to Broadcom

Company Emerges as NortonLifeLock – Will Trade as NLOK on NASDAQ

Mountain View, Calif. — November 4, 2019 — Symantec Corp. (NASDAQ: SYMC) today announced the successful completion of the sale of its Enterprise Security Assets to Broadcom for $10.7 billion.

“By unlocking value from Enterprise Security, we have established an independent and singularly focused consumer Cyber Safety business,” said Rick Hill, Interim President and CEO. “NortonLifeLock is already a world recognized leader in consumer and small business Cyber Safety. The singular focus will allow us to fuel growth and continue innovation.”

The Company also announced that it has transferred the Symantec brand to Broadcom and changed its name to NortonLifeLock Inc. effective immediately. Beginning tomorrow, November 5, 2019, its common stock will trade under the ticker symbol “NLOK” on the Nasdaq stock exchange.

“The launch of NortonLifeLock today is a key step in our transformation towards a standalone, pure-play consumer Cyber Safety business,” said Vincent Pilette, Chief Financial Officer. “As we move through the transition period over the next twelve months, we will realign our cost structure for the company to drive revenue growth, cash flow generation and earnings power.”

NortonLifeLock is now headquartered in Tempe, Arizona.

Further details on the completion of the Enterprise Security Assets to Broadcom will be provided on the Company’s fiscal second quarter 2020 earnings call, scheduled for November 7, 2019.

Goldman Sachs & Co. LLC served as financial advisor, and Fenwick & West LLP served as legal advisor to Symantec.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world's leading cyber security company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec's Norton and LifeLock product suites to help protect their digital lives at home and across their devices. Symantec operates one of the world's largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats.

About NortonLifeLock Inc.

NortonLifeLock Inc. (NASDAQ: NLOK on November 5, 2019) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.NortonLifeLock.com.

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MEDIA CONTACT:

Deirdre Sena

NortonLifeLock

(310) 922-6956

press@NortonLifeLock.com

INVESTOR CONTACT:

Cynthia Hiponia

NortonLifeLock

(650) 527-8020

ir@NortonLifeLock.com